8th Floor, 701 Evans Avenue	Telephone: (416) 626-6000
Toronto, Ontario	Facsimile: (416) 626-8650
Canada M9C 1A3	Web Site: www.mscm.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby provide our consent to the reference to our firm under the caption "Experts" and to the use of our Report of Independent Auditors dated April 7, 2005 on the financial statements of Silver Dragon Resources, Inc. (formerly American Entertainment and Animation Corporation) (the "Company") for the year ended December 31, 2004 in the Company's Form SB-2/A (Amendment No. 1) Registration Statement and related prospectus dated March 21, 2007 for the registration of 2,535,000 shares of the Company's common stock.

MOORE STEPHENS COOPER MOLYNEUX LLP

Toronto, Ontario
March 21,2007